Exhibit 23.2

H.J. GRUY AND ASSOCIATES, INC.

333 Clay Street, Suite 3850, Houston, Texas 77002 • TEL. (713) 739-1000 • FAX (713) 739-6112

CONSENT OF H.J. GRUY AND ASSOCIATES, INC.

We hereby consent to the use of the name H.J. Gruy and Associates, Inc. and of reference to H.J. Gruy and Associates, Inc. and to the inclusion of and references to our report, or information contained therein, dated January 31, 2012, prepared for Swift Energy Company in the Registration Statement on Form S-4 filed on or about February 19, 2013 and the related Prospectus.

We further consent to references to this firm under the heading “EXPERTS.”

H.J. GRUY AND ASSOCIATES, INC.

by:	/s/ Marilyn Wilson
Marilyn Wilson, P.E. President and Chief Operating Officer

February 19, 2013

Houston, Texas